CERTIFICATE OF INCORPORATION
OF
SNOWDEN, INC.

Secretary of State
Division of Corporations
Delivered 11:54 AM 04/20/2007
FILED 11:54 AM 04/20/2007
SRV 070458800 - 4337909 FILE

FIRST: The name of the Corporation is Snowden, Inc.

SECOND: Its registered office is to be located at Suite 808, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred million (100,000,000) shares of which ninety-five million (95,000,000) shares are to be common stock with a par value of .0001 and five million (5,000,000) shares are to be preferred stock with a par value of .0001.

FIFTH: The name and address of the incorporator are as follows:

Stefanie Hernandez
Suite 808, 1220 N. Market Street
Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as director(s) until the first annual meeting of the stockholders or until a successor(s) is elected and qualified are:

Stephen Hicks
90 Grove Street
Suite 204
Ridgefield, CT 06877

Henry Sargent
90 Grove Street
Suite 204
Ridgefield, CT 06877

SEVENTH: Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

Stefanie Hernandez
Stefanie Hernandez
INCORPORATOR

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